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                                                                    EXHIBIT 4(x)

Santander Serfin                                   Unsecured credit agreement in
                                                                Mexican currency

CREDIT AGREEMENT EXECUTED, ON ONE PART, BY BANCO SANTANDER MEXICANO, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO SANTANDER SERFIN (BANCO SANTANDER MEXICANO CORPORATION, FULL-SERVICE BANK, SANTANDER SERFIN FINANCIAL GROUP), HEREINAFTER DENOMINATED AS THE "BANK", AND ON THE OTHER PART, BY THE PERSON(S) WHOSE NAME(S) APPEAR ON THE COVER PAGE OF THIS DOCUMENT, HEREINAFTER DENOMINATED AS "BORROWER", "JOINT OBLIGOR(S)" AND "GUARANTOR(S)", AS THE CASE MAY BE, PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

                                 REPRESENTATIONS

I. Through its legal representatives, the BANK represents that:

      a) It is a corporation duly incorporated under the Mexican laws, authorized by the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico) to act as a full-service bank.

      b) Its representatives have been vested with all the authorities pertinent to execute this agreement, same hat have not been revoked or limited whatsoever.

2. BORROWER represents that:

      a) The information provided in the Credit Application, the Basic Information Questionnaire and the Net Worth Statement or Financial Statements delivered to the BANK in order to obtain the Credit subject matter of this agreement is true, and that he/she knows the contents of Article 112 of the Credit Institutions Law (Ley de Instituciones de Credito).

      b) The net worth of his/her property is free of any encumbrance, apart from the encumbrances indicated in the Net Worth Statement or Financial Statements, which may have an impact upon the performance of the obligations assumed by reason of this agreement.

      c) IN THE CASE OF A LEGAL ENTITY, that it is a corporation duly incorporated under the Mexican laws and registered in the pertinent Public Registry, as well as the fact that its legal representative(s) has been duly empowered to execute this agreement, evidencing all of the above with the documents detailed in the Legal Opinion, that will become an integral part of the credit file kept by the Bank and which contents, for purposes of this agreement, are deemed as incorporated herein by reference. The representative(s) declare under oath that the authorities vested upon them upon the execution of this agreement have not been revoked nor limited whatsoever. IN THE CASE OF AN INDIVIDUAL, that it is his/her will to execute this agreement, and that he/she has the legal capacity necessary to do so, as well as that his/her nationality, his/her community property marital system and his/her business activity, if applicable, correspond to the indications made in the document cited in the first clause of this agreement, which contains the particular characteristics of the Credit. In case he/she appears through a representative(s), he/she, under oath to tell the truth, shall state that the authorities they have been vested have not been revoked or limited whatsoever.

III. Each one of the persons who act as joint obligors and guarantors represent that:


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      a)    The information provided in the Net Worth Statement or Financial
            Statements delivered to the BANK in order to obtain the Credit subject matter of this agreement is true, and that they know the contents of Article 112 of the Credit Institutions Law.

      b) IN THE CASE OF A LEGAL ENTITY, that it is a corporation duly incorporated under the Mexican laws and registered in the pertinent Public Registry, authorized pursuant to its Corporate Bylaws to be bound joint and severally and/or to grant guaranties, as well as the fact that its representative(s) have been duly empowered to execute this agreement, evidencing all of the above with the documents detailed in the Legal Opinion that shall become an integral part of the credit file kept by the Bank and which contents, for purposes of this agreement, are deemed as incorporated herein by reference. The representative(s) declare under oath that the authorities vested on them upon the execution of this agreement have not been revoked or limited whatsoever. IN THE CASE OF AN INDIVIDUAL, that it is his/her will to execute this agreement, and that he/she has the legal capacity necessary to do so, as well as that his/her nationality, his/her community property marital system and his/her business activity, if applicable, correspond to the indications made in the document cited in the first clause of this agreement which contains the particular characteristics of the Credit. In case he/she appears through a representative(s), he/she, under oath to tell the truth, shall state that the authorities they have been vested have not been revoked or limited whatsoever.

                                     CLAUSES

FIRST.- PURPOSE AND AMOUNT OF CREDIT.- Pursuant to this agreement, the BANK extends to BORROWER an unsecured credit in Mexican currency -hereinafter the Credit- up to the amount that appears on the document that contains the particular characteristics of the credit -hereinafter the Cover Page-, once this document has been duly signed by parties hereto, it shall become an integral part of this agreement. The amount of the Credit shall not comprise fees, interest and expenses to be covered by BORROWER under this agreement.

BORROWER shall pay to the BANK a fee to open the line of credit indicated in the Clause of this instrument, plus the Value Added Tax estimated on the amount of the credit and payable upon the execution of this agreement.

SECOND.- DESTINATION.- The destination of the Credit shall be the destination specified in the Clause of this agreement, and BORROWER is bound to perform exactly the destination authorized.

THIRD.- TERM OF THE CREDIT.- The term of the Credit shall be the term specified on the Cover Page of this agreement, starting as of its execution. The above notwithstanding, the BANK may apply the provisions contained in the thirteenth clause for the drawdowns made pursuant to this agreement.

FOURTH.- CREDIT DRAWDOWNS.- BORROWER shall withdraw the amount of the Credit in a single delivery of money, which shall be made the business day following the date when this agreement is executed, at the latest, prior delivery of a drawdown request duly signed to the BANK of this agreement at the domicile that the bank has indicated for this purpose. Every drawdown request shall be made under the terms of the document attached hereto as Exhibit "A", which shall become an integral part of this instrument. The amount indicated in the drawdown request that BORROWER delivers to the BANK pursuant to this clause may never exceed the amount of the Credit.

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According to the amount authorized pursuant to the terms of the Cover Page of this instrument, the Credit drawdown shall be made by means of the deposit that the BANK makes of the amount appearing in the pertinent drawdown request in the checking account specified on the Cover Page of this agreement, and which the BANK carries for the selfsame BORROWER. It shall not be necessary to indicate the reason or destination of such credit in the statement of the checking account.

The drawdown of Credit made by BORROWER under this agreement shall be documented through the accounting entries that the BANK makes, and thus the parties hereto agree that the accounting of the BANK and/or the checking statements of account indicated in this clause shall represent conclusive evidence of the Credit drawdown made by BORROWER; thus, as of the date when the BANK credits the amount requested under the terms and conditions agreed upon, it shall be understood that BORROWER has withdrawn the Credit for up to the amount of the sums deposited or delivered pursuant to the terms hereunder.

FIFTH.- ORDINARY INTEREST.- BORROWER binds to pay to the BANK, without the need of a prior request, the ordinary interest on the unpaid balances payable and estimated by "Interest Periods" due for payment, to a rate equal to the result of adding the Equilibrium Interbank Interest Rate (EIIR) to the number of additional points indicated on the Cover Page of this agreement.

Ordinary interest shall be payable the day following the last day of each "Interest Period".

The procedure of calendar days elapsed, with a denominator of three hundred and sixty shall be used to estimate the interest.

For purposes of this instrument, the following shall be understood:

1.- "EIIR", the Equilibrium Interbank Interest Rate to a term of twenty-eight days, published by the Bank of Mexico (Banco de Mexico) in the Official Gazette of the Federation (Diario Oficial de la Federacion) on the date when the pertinent "Interest Period" begins or, in case such rate is not published on that date, the immediately preceding rate published.

2.- "Interest Period", the term to estimate interest on each one of the Credit drawdowns on each one of the Credit drawdowns based on which the interest accrued on the unpaid balance of the Credit shall be estimated, on the understanding that the initial "Interest Period" shall start on the day when each one of the Credit drawdowns is made, and shall end on the day preceding the same numeric day of the following month, and each subsequent "Interest Period" shall start the day following the last day of the "Interest Period" elapsed and shall end the day preceding the same numeric day of the next month.

3. "Business Day", any day on which the Mexican credit institutions are not authorized to close their doors to the public.

In case the "EIIR" disappears, the parties agree that the rate used to estimate the interest shall be the rate expressly established by the Bank of Mexico as the rate that substitutes the "EIIR", plus the additional points agreed upon for each drawdown. In case the Bank of Mexico does not expressly inform the rate that substitutes the "EIIR", the parties agree to negotiate the instrument that will substitute the "EIIR" in order to determine the ordinary interest rate, as well as the number of points that will be added to such instrument to estimate such interest rate, on the understanding that in case the parties do not reach an agreement regarding the instrument or the number of additional points within the ten business days following the date when the "EIIR" disappears, the rate that shall be

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applied shall be the result of adding the points agreed upon for each drawdown pursuant to the first paragraph of this clause plus two points to the net return rate of the Federal Treasury Certificates (Certificados de la Tesoreria de la Federacion or "CETES") in its primary issuance for a term of twenty-eight days, informed by the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico) in the newspapers of major national circulation on the date when each "Interest Period" begins or, in case the rate is not published on such a date, the immediately preceding rate published.

In case the "EIIR" disappears, and the Bank of Mexico does not expressly informs of the rate to substitute it, and in case the parties do not reach an agreement regarding the instrument that will substitute the "EIIR" to determine the ordinary interest rate or the points to be added to it, and in case the rate of the "CETES" would also disappeared, the parties agree that this agreement shall be terminated, and the term to pay the amounts owed to the BANK shall be accelerated for such reason, and thus BORROWER bounds to pay to the BANK the default interest estimated hereunder, taking into consideration for such estimates to substitute the "EIIR" rate, the Term Deposits Cost Rate (CCP)of liabilities nominated in Mexican currency that the Bank of Mexico considers representative of a group of full-service institutions and published in the Official Gazette of the Federation on the date (illegible) "Interest Period" or, if not published on that date, the last rate published.

SIXTH.- DEFAULT INTEREST.- In case of a breach to promptly pay the amounts that correspond to the principal of the Credit, BORROWER shall pay to the BANK default interest on the capital due to an interest rate equal to the result of multiplying the ordinary rate determined and updated pursuant to the provisions of this instrument, by the number of times indicated on the Cover Page of this instrument, on the understanding that the default interest shall accrue throughout the course of the default.

SEVENTH.- AMORTIZATIONS.- BORROWER binds to pay to the BANK the amount of Credit according to the calendar of amortizations that once duly signed by the parties hereto as Exhibit "B" shall become an integral part of this agreement.

EIGHTH.- PREPAYMENTS.- BORROWER may make prepayments on account of the capital without the authorization from the BANK, on the understanding that every prepayment shall be made on the date when any amortization shall be made, and in the amount that may correspond to the amount indicated for each one of the amortizations or their whole multiples, pursuant to the provisions of the seventh clause of this agreement. Prepayments shall be applied according to the provisions of the following ninth clause, except with regards to the capital, in which case they shall be applied in reverse order to their due date.

The BANK reserves the right to collect from BORROWER the pertinent fee regarding the making of prepayments.

NINTH.- PAYMENTS IN GENERAL.- The sums that BORROWER delivers to the BANK shall be applied to cover the amount of items derived from the obligations indicated hereunder, in the precise order established, as follows: taxes, expenses, fees, fees, default interest, ordinary interest, and the remnant amount shall be applied to the capital.

In case that the date when BORROWER makes any payment hereunder turns out to be a non-business day, BORROWER shall make such payment on the immediately subsequent "Business Day", on the understanding that: (a) the pertinent extension shall be taken into consideration for
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purposes of estimating the pertinent interest, and (b) the days that correspond to such an extension shall not be estimated for purposes of the following "Interest Period".

TENTH.- PLACE OF PAYMENT.- All the payments that BORROWER must make to the BANK pursuant to this agreement shall be made without the need of a prior request or collection, at the place indicated on the Cover Page of this agreement as "Place of Payment", and through the deposit that BORROWER binds to make on business days and hours in the checking account that the BANK has opened and indicated on the Cover Page of this agreement.

ELEVENTH.- AUTHORIZATIONS TO MAKE CHARGES IN THE CHECKING ACCOUNT OF BORROWER.- BORROWER binds to make, without the need of a prior request or collection, the payment of the amounts owed to the BANK pursuant to this agreement at the place of payment specified on the Cover Page.

The above notwithstanding, BORROWER authorizes the BANK to charge the amounts owed to the BANK hereunder in the checking account that the BANK opened for such purpose and indicated on the Cover Page of this agreement, without prior request or collection. In order for the BANK to be able to carry out the charges authorized by BORROWER, borrower binds to maintain such account during the term of this agreement and to keep a sufficient and liquid balance in such account on the date when each payment must be made.

The provision of the preceding paragraph shall remain in force and shall be applied to any other account that the BANK may assign to BORROWER in order to substitute the account indicated hereunder.

Apart from the obligation mentioned in the second paragraph of this clause, BORROWER binds to keep the minimum average balance indicated on the Cover Page of this agreement in the cited checking account, in relation to the unpaid balance of the amount of the Credit.

TWELFTH.- ASSIGNMENT.- Pursuant to the provisions of Article 299 of the Negotiable Instrument and Credit Operations General Law (Ley General de Titulos y Operaciones de Credito), the BANK is authorized to assign, discount, endorse or negotiate in any other manner, either totally or partially the rights of the Credit hereby extended even before its due date.

In the case of BORROWER, borrower may not assign the rights and obligations hereunder.

THIRTEENTH.- TERMINATION OF THE AGREEMENT.- The parties hereto agree that the BANK is authorized to limit the amount of the Credit or the term to make use of it, or both at the same time, as well as to terminate this agreement at any time by means of a simple written communication addressed to BORROWER, and thus, the right of borrower to make use of the balance not withdrawn shall be limited or extinguished, whatever the case may be, and thus BORROWER binds to cover the total payment of the amounts withdrawn and their ancillary charges. The above is stated pursuant to the provisions of Article 294 of the Negotiable Instruments and Credit Operations General Law.

FOURTEENTH.- ACCELERATION. The BANK may accelerate the term to pay the cash benefits owed by BORROWER, and to immediately demand the payment of the total amount of the Credit, the interest thereof and other legal and ancillary charges in case BORROWER breaches to perform any of the obligations assumed hereunder, and particularly in the following cases:

a) If BORROWER does not make the total payment it is bound to make in relation to the Credit extended, whether these payments concern the capital, interest, ancillary charges or any combination of such items.

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b) If BORROWER does not perform any of the obligations assumed by it and indicated hereunder or with the payment obligations contained in any other instrument where it appears as debtor, joint obligor or guarantor.

c) If any other credit or loan extended by the BANK to BORROWER is accelerated or, in general, if any term obligation assumed by BORROWER with the bank of with any other financial creditor is accelerated.

d) If any term obligation assumed by BORROWER with any non-financial creditor is accelerated, which amount exceeds the amount indicated as a special condition in the Cover Page of this agreement.

e) If the checking account indicated in the eleventh clause hereunder is cancelled, seized or affected in any other way.

f) If BORROWER faces conflicts or circumstances of judicial, administrative or tax nature, or of any other nature that affect his/her ability to pay in a significant manner, in the opinion of the BANK.

g) If a proceeding is brought by or against BORROWER in order to file a petition in bankruptcy, suspension of payments or meeting of creditors.

h) In case it is proven that there exists falsehood, imprecision or concealment in the data provided to the BANK prior to the extension of the Credit and which, in opinion of the bank, represent an error or incomplete overview of the study made regarding the risk of the transaction.

i) If the persons who hold the shares or ownership interest in any legal entity that is a party in this agreement with any capacity, alienate, encumber or transfer or affect in any manner the shares or ownership interest that make up the capital stock of such legal entities, without obtaining the prior written consent from the BANK.

j) If the shares or ownership interest indicated in the immediately preceding item are seized or expropriated by any third party or by a judicial, administrative or labor authority.

k) If the guarantees indicated in the seventeenth clause hereunder are not created pursuant to its terms.

l) If BORROWER executes any other out-of-court settlement with its creditors, which implies that its assets are unavailable or either the total or partial assignment of such assets; as well as the seizure or administrative takeover or judicial administration of all or a portion of the assets of BORROWER.

m) If BORROWER or any of the joint obligors and/or guarantors guarantees or allows the guaranty of debts through the creation of mortgages, pledges or any other encumbrance or guarantee over all or a portion of its assets, rights, activities or income, both current and future, or in case of an extension or renewal of guarantees already existing in favor of third parties, unless it obtains the prior consent in written from the BANK.

n) If BORROWER merges, spins-off or is taken over by other entity, or if it changes in a significant manner or either it is dissolved, liquidated or if its business activities are terminated.

o) If any of the individuals that act as joint obligors and/or guarantors dies, unless BORROWER offers a new joint obligor and/or guarantor to assume or guarantee the obligations assumed by BORROWER hereunder, at the satisfaction of the BANK.

p) Whenever BORROWER or any of its joint obligors and/or guarantors, having being requested by the BANK through any mean to provide updated economic data or of solvency, does not have provide such information within 30 calendar days following the request, or if the BANK has evidence or proof of the lack of authenticity of the information furnished.

q) Whenever BORROWER and/or any of the joint obligors and/or guarantors proceed to alienate, encumber, rent or affect, under any legal title, 20% or more of the assets that exist when the Credit was extended, when such encumbrance is different to the encumbrance that corresponds to the ordinary course of its businesses.

In case the alienation is caused due to a mandatory expropriation proceeding, due to a foreclosure or a court order, BORROWER hereby binds to allocate the amounts it may receive as indemnities and

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considerations related to such proceedings to pay the debts owed to the BANK, and to deliver the remnant amount to the persons entitled to it. All of the above without prejudice to the unlimited personal liability of BORROWER.

r) Whenever that, subsequent to the date when this document is executed, the carrying out of the transactions, the exercise of the rights or the performance of the obligations assumed by the BANK hereunder imply that the BANK has ceased to observe the legal provisions that apply to it.

s) If BORROWER does not create a reserve fund in trust number _______ equivalent to $ 12,000,000.00 (twelve million pesos, Mexican Currency), and does not maintain such amount during the life of this agreement. A copy of the trust agreement has been attached hereto as Exhibit C.

t) If BORROWER opens new checking accounts in HSBC Mexico, S.A. to receive the rights to collect derived from any other agreement, and these accounts are not included in trust number ________.

u) If the Trustee in Trust number ________, with the resources from the rights of collection, excluding the reserve fund, does not pay the pertinent monthly installments and interest that correspond to the Credit, and delivers the resources of the property held in trust to BORROWER.

v) If the resources furnished to trust number ____ are not enough to pay the amounts that correspond to the monthly installments and interest of the Credit, and Trustee delivers to the BANK the pertinent amounts charged to the reserve fund, and BORROWER does not reimburse such amounts within a term not exceeding 15 days.

w) If the reserve fund is used a second time due to lack of resources in the property held in trust to pay the pertinent monthly installments and interest provided for hereunder, and BORROWER does not reimburse such amounts pursuant to the provisions of the preceding item or, if applicable, substitutes them with other rights of collection derived from other agreements to the satisfaction of the BANK.

x) If the flow of the resources evidenced in the account of HSBC Mexico, S.A. equivalent to $ 12,000,000.00 (twelve million pesos, Mexican currency) per month decreases, BORROWER shall encumber an account apart from trust number ______, at the satisfaction of the BANK.

y) If Nexus-Macom Holdings L.L.C. (Bank of America-Nexus) does not maintain its capital investment up to 90.4% with BORROWER during the life of this agreement.

z) If BORROWER breaches any of the conditions and/or special limitations set forth by the Credit Committee of the BANK that appear on the Cover Page of this agreement.

All other cases that, pursuant to Law, demand the acceleration of the performance of the term obligations.

Whatever the case may be, and in any of the aforesaid cases, BORROWER is bound to reimburse to the BANK the amount of the unpaid balance including the interest and fees accrued, estimated up to the date when the payment takes place in fact, as well as the expenses and any other item contractually and legally accrued.

FIFTEENTH.- SUPERVISION.- At all times, the BANK shall have the right to supervise that the amount of the Credit is destined for the purposes indicated hereunder, and may appoint a person to take care of the due performance of the obligations assumed by BORROWER. Speaking in accounting terms, the BANK is authorized to order the performance of audits within the schedule it deems pertinent, carried out by auditors appointed by the BANK. BORROWER binds to deliver to the BANK all the data or documents requested in relation to the authorization granted to the BANK derived from this clause.

SIXTEENTH.- BOND.- In order to guarantee the payment of the Credit extended and its legal ancillary charges including, by way of enumeration but not limitation, the payment of interest, fees, expenses and court costs in case of a proceeding, as well as other benefits derived on account of

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BORROWER, the person or persons who act in the capacity as guarantors that sign this agreement - hereinafter the Guarantor or Guarantors- hereby become guarantors in dealing with the BANK, and the BANK accepts this guarantee regarding of the payment obligations assumed by BORROWER hereunder, and with the general obligation regarding all their current and future assets, and waive the benefits of order, division and discussion set forth in Articles 2814, 2815 and 2827, and other related articles of the Federal Civil Code (Codigo Civil Federal), and related articles of the federal states of the Mexican Republic.

The bond shall survive until the BANK is paid everything that may be owed to it derived from the obligations assumed by BORROWER hereunder, including ancillary charges and other legal consequences, and thus the parties hereto agree that the guarantee shall not diminish due to a reduction to the debts, and the guarantor or guarantors expressly waive such right.

As result of the agreement made under this paragraph that the bond shall survive, guarantors waive the provisions of Articles 2836 and 2845 to 2849 of the Federal Civil Code and to the related articles of the federal states of the Mexican Republic.

SEVENTEENTH.- ADDITIONAL GUARANTEES.- The BANK reserves the right to request to BORROWER, to its full satisfaction and in written, the creation of additional guarantees when, in the opinion of the selfsame BANK, the general conditions of the market or the financial standing of BORROWER require so, and thus BORROWER binds to create such guarantees according to the terms generally used by the BANK to guarantee the obligations derived from agreements of the same nature as the one being executed.

EIGHTEENTH.- JOINT AND SEVERAL OBLIGATION.- Hereby, the person(s) that appear as such on the Cover Page of this instrument, become, in dealing with the BANK, joint and several obligors of BORROWER regarding each and every one of the obligations assumed by BORROWER hereunder.

Due to the joint and several obligation created in this agreement, each one of the joint obligors binds to promptly pay the total amount of the Credit plus the legal ancillary charges under the same terms that BORROWER has been bound to perform such obligations.

Likewise, the joint and several obligation(s) assumed under this clause does not imply nor shall imply the extinguishment, decrease, release, amendment or transfer of the obligations created on account of BORROWER hereunder, neither the order to demand the performance of such obligations, nor the defense to claim the benefit of discussion to first exhaust the assets of the primary obligor before enforcing judgment against the surety, so that BORROWER or the joint obligors may be accountable for such obligations.

NINETEENTH.- CERTIFICATION.- The parties agree that the statement of account of this instrument, certified by the accountant of the BANK, shall represent a document proving the plaintiff's right of execution, and shall represent conclusive evidence regarding the status of the indebtedness of BORROWER for all pertinent legal purposes, under the terms of Article 68 of the Credit Institutions Law.

TWENTIETH.- DOMICILES.- All notifications, notices and any communication that the parties must make in relation to this agreement in general, including the service of process in case of a proceeding, shall be made at the domicile that each of them indicated, and which appears on the Cover Page of this document and, in any case, the notification shall be deemed as duly delivered whenever attempted at such domicile.

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BORROWER, joint obligors and guarantors may change the domiciles they have indicated in this document, provided the change takes place within the same town indicated in this agreement, and that such change is informed to the BANK, and the bank accepts it.

TWENTY-FIRST.- COSTS AND EXPENSES.- BORROWER shall pay the BANK all costs, fees, expenses and taxes derived from the this agreement, as well as any cost, fee, expense and tax derived from the preparation, drafting, execution, and enforcement of any other agreement or covenant related either directly or indirectly to it.

In case BORROWER does not pay promptly the amounts it is bound to pay pursuant to the provisions hereunder, the BANK may make the pertinent payments on account of BORROWER, on the understanding that said amounts shall accrue a default interest during the time that elapses between the date when the BANK informs BORROWER by means of a simple written communication of the amount to be paid, and the date when said amount is paid or reimbursed to the BANK.

The default interest indicted in this clause shall be estimated and determined pursuant to the provisions of the sixth clause hereunder.

TWENTY-SECOND.- CREDIT INFORMATION.- The BORROWER, the joint obligor(s) and guarantor(s) authorize the BANK to provide and, if applicable, to request information related to the status of their net worth and their credit operations to the credit-reporting agencies authorized by the Ministry of Finance and Public Credit, as well as to the different financial entities that form part of Grupo Financiero Santander Serfin.

TWENTY-THIRD.- LEGISLATION, JURISDICTION AND PERFORMANCE.- Regarding anything not foreseen in this agreement, the provisions of the Negotiable Instruments and Credit Operations General Law, the Credit Institutions Law and other provisions that apply shall be observed. Regarding the construction and performance of this agreement, the parties submit themselves to the jurisdiction of the competent courts of Mexico City, Federal District that correspond to the place of its execution in accordance to the Cover Page, at the choice of the BANK, and BORROWER waives any other venue that may correspond to it by reason of its current or future domicile.

                  THE BANK                              BORROWER
       Banco Santander Mexicano, S.A.
        Institucion de Banca Multiple
      Grupo Financiero Santander Serfin        (Two illegible signatures)

         (Two illegible signatures)       MAXCOM TELECOMUNICACIONES S.A. DE C.V.
                                          REPRESENTED BY:
LEOBARDO ESPINOZA SAENZ AND               ADRIAN AGUIRRE GOMEZ AND
JORGE ALBERTO ZENTENO CERVANTES           JOSE ANTONIO SOLBES ALVAREZ

                       JOINT OBLIGORS AND/OR GUARANTOR(S)

CANCELLED SPACE                           CANCELLED SPACE